Exhibit 19

UNITED AIRLINES HOLDINGS, INC.
SECURITIES TRADING POLICY
Revised: January 30, 2025
The Code of Ethics and Business Conduct and this United Airlines Holdings, Inc. Securities Trading Policy (“Securities Trading Policy”) describe the limitations on trading activities in securities of United Airlines Holdings, Inc., United Airlines, Inc. and their respective subsidiaries (collectively, the “Company”) and certain other companies by members of the United Airlines Holdings, Inc. Board of Directors (“Company directors”), officers of United Airlines Holdings, Inc. and United Airlines, Inc. (“Company officers”) and the Company’s employees and contractors (including Company officers, collectively, “Company employees and contractors”).
The purpose of the Securities Trading Policy is to establish the Company’s expectations regarding compliance with securities laws and regulations and any applicable federal, state or foreign securities laws regarding trading in Securities (as defined herein). This Securities Trading Policy is intended to provide a general understanding of these securities laws to prevent unintentional as well as intentional violations of these laws.
1.No Trading While in Possession of Material Nonpublic Information.
A.Company directors and Company employees and contractors may not trade UAL Securities (as defined herein) while in possession of material nonpublic information concerning the Company (unless such trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan as described below), regardless of whether a blackout period is in effect, or disclose such information to others who might use it for trading or might pass it along to others who might trade based on such information (known as “tipping”). Trading includes not only buying or selling Securities, but also gifting Securities. Similarly, Company directors and Company employees and contractors who in the course of conducting their Company duties receive material nonpublic information about any of the Company’s Competitors (as defined below), as well as suppliers, vendors and customers with whom the Company has a material relationship, are prohibited from purchasing or selling Securities of such entity while in possession of material nonpublic information concerning such entity. In addition, trading UAL Securities in a Company sponsored 401(k) plan while in possession of material nonpublic information relating to the Company is prohibited. Furthermore, the Company will not trade in UAL Securities in violation of applicable securities laws or stock exchange listing standards.
B.Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to trade in a company’s Securities or if the information is likely to have a significant effect on the market price for the Security. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Material information can be favorable or unfavorable and can relate to virtually any aspect of a company’s business or to any type of Security, whether debt or equity. While it is not possible to compile an exhaustive list, information concerning any of the following items should be considered carefully to determine whether such information is material:

Earnings, including investor guidance or information related to whether the company will or will not meet investor expectations	Changes in executive compensation policy
Revenue and unit revenue	A change in auditors or auditor notification that the company may no longer rely on an audit report

Changes in capacity or capacity issues
A.Financings (through Securities issuances or otherwise) and other events regarding the company’s Securities (e.g., defaults on debt Securities, calls of Securities for redemption, repurchase plans, stock splits, public or private sales of additional Securities)

Bookings	Material cybersecurity incidents
Route information	Material litigation
Costs and unit costs	Bankruptcy, corporate restructuring or receivership
Changes to capital expenditures	Changes in board composition
Mergers, acquisitions, tender offers, joint ventures, significant investments or changes in assets
A.Other events that are typically part of the ordinary course of business but occasionally may be so significant that they are expected to have a material impact on the company (e.g., strategic plans, aircraft orders and modifications, labor issues, airport matters, contracts with regional carriers, licensing arrangements, etc.)

Changes in control or senior management	Gains or losses in major customers or suppliers
C.
D.Information is “nonpublic” if it has not been made available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to the public, such as to the wire services through a press release or through a filing with the Securities and Exchange Commission (the “SEC”), and the public must have had a reasonable period of time to react to the information. Generally, at least one full Trading Day (as defined herein) must have elapsed after the information has been disseminated to the public for the information to no longer be considered “nonpublic.” For example, if the Company issues a press release containing material information at 6:00 p.m. on a Tuesday and the Nasdaq Stock Market is open for trading on Wednesday, the information is considered released to the public for purposes of trading on Thursday. If the Company issues a press release containing material information at 6:00 p.m. on a Friday and the Nasdaq Stock Market is open for trading on Monday, the information is considered released to the public for purposes of trading on Tuesday. You should assume that the circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.
E.This Securities Trading Policy generally applies to all Securities that are “beneficially owned” by Company directors and Company employees and contractors. You are expected to be responsible for the compliance of your immediate family members (i.e., your spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law) and others living in your home.
2.Annual and Quarterly Earnings Results Blackout Periods. Company directors, Company officers, members of the Company’s Disclosure Council and Designated M&A Employees (as defined and described on Appendix A, which appendix may be amended from time to time) may not buy or sell UAL Securities during the period beginning at the close of market on the fifteenth calendar day of the last month of each fiscal quarter and extending through the close of market on the first full Trading Day following the date of release of the Company’s annual or quarterly earnings results.
Example: If the first quarter earnings is scheduled to be released after the close of market on Tuesday, April 16, the blackout period would be in effect beginning at the close of market on March 15 and would extend through the close of market on Wednesday, April 17.
3.Special Blackout Periods. From time to time, the Company may establish special blackout periods or there may be a blackout period for Company sponsored 401(k) plans during which trading by certain Company directors and Company employees and contractors in all or some UAL Securities will be prohibited. The Corporate Secretary’s Office and/or the plan administrator for the Company sponsored 401(k) plans, as applicable, will notify Company directors and Company employees and contractors if any special blackout period is established. The existence of a special blackout period generally will not be announced but instead will generally be shared only with those who are aware of the event triggering the blackout. All those affected may not disclose to others that the Company has established a special blackout period. These special blackout periods are likely to occur only in the case of material pending corporate developments or where material changes are being made to the Company sponsored 401(k) plans.
4.Gifts. Bona fide gifts of UAL Securities are not permitted during any blackout period or at any time while the donor is in possession of material nonpublic information concerning the Company.
5.Exercise of Stock Options. The exercise of stock options under the Company’s equity incentive plans with a cash payment of the exercise price or by net exercise is exempt from this Securities Trading Policy. This exemption does not apply to the sale of any shares issued upon the exercise of any stock options and it does not apply to a “same-day-sale” exercise of stock options, which is accomplished by a sale of a portion of the shares issued upon exercise of an option.
6.Trading Procedures and Penalties.
A.Pre-Clearance of All Trades Required for Company Directors and Company Officers. All Company directors and Company officers are required to pre-clear all transactions in UAL Securities with the Corporate Secretary’s Office. In this regard, transactions would be deemed to include, among others, purchasing or selling UAL Securities held in a personal brokerage or other investment account (including within the Company sponsored 401(k) plans), adopting or amending any Rule 10b5-1 plan, exercising stock options (except as noted in Section 5 above), making a gift and transferring UAL Securities to or from a trust.
B.To allow for orderly preparation of forms, please pre-clear transactions 3 - 5 business days in advance of the intended trade date. If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within the time period stated in the pre-clearance communication. Transactions not effected within the time limit become subject to pre-clearance again.
C.If the individual subject to this limitation possesses material nonpublic information relating to the Company, he or she should refrain from engaging in any transactions in UAL Securities regardless of whether pre-clearance was obtained. If pre-clearance is denied, then you shall refrain from initiating any transaction in UAL Securities and shall not inform any other person of the restriction.
If you are not subject to the pre-clearance requirement, certain restrictions under the Employee Retirement Income Securities Act of 1974 and the Internal Revenue Code of 1986 generally prevent the plan administrator of the Company sponsored 401(k) plans from actively monitoring and preventing your ability to trade in UAL Securities under the Company sponsored 401(k) plans (except in the case of special blackout periods described in Section 3 above). Nevertheless, the insider trading and blackout period rules described in Sections 1 and 2 above still apply and you are responsible for conducting your 401(k) plan trading activities in accordance with this Securities Trading Policy.
D.Consultation With Company Encouraged. Regulators, the courts, the public and the media often utilize hindsight in determining what is material. Because of the personal legal liability and perception issues that arise when questionable transactions are viewed with hindsight, the Company strongly recommends that you not trade when you have doubts about the propriety of a particular transaction. For questions regarding whether particular information is material or whether information has been made available to the general public, please contact the Corporate Secretary’s Office at CSOffice@united.com. However, because of the personal legal liability and perception issues that arise when questionable transactions are viewed with hindsight, the Company strongly recommends that you not trade when you have doubts about the propriety of a particular transaction.
E.Penalties. The securities laws impose severe penalties for even minor, inadvertent failures to comply strictly with their requirements. The possible penalties for a violation of insider trading laws are severe (both with respect to the Company and to the individual personally), which can include imprisonment for up to 20 years, criminal fines of up to $5 million ($25 million for entities), civil penalties of up to 3 times the profits realized or the losses avoided, prejudgment interest and third party damages. The existence of a personal financial emergency does not excuse you from compliance with this Securities Trading Policy. Failure to comply with this Securities Trading Policy will also be grounds for appropriate Company discipline, up to and including termination of employment or service.
7.Speculative and Derivatives Trading by M&A Employees Prohibited. Directors, officers and management and administrative employees of the Company (“M&A employees”) may not engage in speculative or similar derivatives trading in UAL Securities, which includes “short sales” (selling borrowed UAL Securities that the seller hopes can be purchased at a lower price in the future), “short sales against the box” (selling owned, but not delivered UAL Securities), “put” and “call” options (publicly available rights to sell or buy UAL Securities within a certain period of time at a specified price or the like), warrants and hedging transactions (such as forward sale contracts, equity swaps, collars and exchange funds involving UAL Securities). M&A employees are also advised to avoid standing orders and, to the extent used, such orders should only be used for a very brief period of time; provided, however, that certain standing orders may be made under a Rule 10b5-1 sales trading plan, discussed in Section 9 below.
8.Margin Accounts and Pledging by M&A Employees Prohibited. Directors, officers and M&A employees may not hold UAL Securities in a margin account or pledge UAL Securities as collateral for a loan.
9.Rule 10b5-1 Trading Plans.
A.Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense from insider trading liability for trades by individuals that are made pursuant to a written plan that was adopted in good faith at a time when such individual was not aware of material nonpublic information and meets other conditions. Therefore, directors, officers and M&A employees may make trades pursuant to a Rule 10b5-1 plan, including any supplements or amendments, provided that (i) such plan, including any supplements or amendments, meets the requirements of Rule 10b5-1, which include minimum waiting periods before trading, (ii) such plan, including any supplements or amendments, was adopted at a time when such person would otherwise have been able to trade under this Securities Trading Policy, (iii) adoption of the plan, including any supplements or amendments, was expressly authorized by the Corporate Secretary’s Office and (iv) such person shall make representations when adopting or modifying a 10b5-1 plan, including, but not limited to, representations that (1) (s)he is not aware of any material nonpublic information about the Company or UAL Securities and (2) (s)he is adopting or modifying the 10b5-1 plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

B.Directors, officers and M&A employees who wish to enter into or amend a Rule 10b5-1 plan must submit a request for approval to the Corporate Secretary’s Office at least two weeks prior to the proposed execution of a plan. If approved, self-executing trades during blackout periods pursuant to a preapproved Rule 10b5-1 plan would not be prohibited.
C.Further, all Rule 10b5-1 plans terminated by Section 16 Individuals (as defined herein) as well as all trades made pursuant to Rule 10b5-1 plans by Section 16 Individuals must be approved by the Corporate Secretary’s Office.
10.Restrictions on Ownership of and Trading in Competitor Securities. Company directors and Company officers may not own or trade in Securities of any of the Company’s Competitors (as defined below).
For purposes of this Section 10, “Competitor” means any airline or air carrier (including cargo carriers) that (i) flies into, operates or does business in any state, territory, or protectorate of the United States, (ii) is a member or connecting partner of the Star Alliance (or any successor alliance of which the Company is a member), (iii) is a code share partner with the Company, (iv) is a member of any airline alliance that competes with the Star Alliance, or (v) conducts operations on a route that competes with the Company’s operations on such route.
Competitor Securities that are owned by Company directors and Company officers as of September 10, 2019, or that are owned by individuals who become directors or officers subsequent to such date, may be “grandfathered,” subject to written approval by the Chief Legal Officer of the Company (“Grandfathered Competitor Securities”). Grandfathered Competitor Securities may be held or divested; however, no additional Competitor Securities may be acquired.
Company directors and Company officers will certify annually their compliance with this Section 10.
Individuals subject to this Section 10 are encouraged to consult with the Chief Legal Officer of the Company prior to acquiring any Security of any airline or air carrier (including cargo carriers) for assistance in determining whether such Security is a Competitor security.
11.Restrictions on Venture Fund Employees. Individuals who are employed by, or provide services in a manner with reasonable likelihood of possessing material nonpublic information of, United Airlines Ventures (“UAV”), United Airlines Ventures Management LLC (“UAVM”) or any alternative investment fund sponsored, managed or advised by UAV or UAVM (each, a “UAV Fund”), may not trade Securities of the entities in which UAV, UAVM or any UAV Fund invests (which list of entities shall be made available to such individuals and updated by officers of UAV on a quarterly basis), without complying with the preclearance procedures set forth in Section 6.A.
12.Section 16 of the Exchange Act. Company directors and Section 16 officers of United Airlines Holdings, Inc. (collectively, “Section 16 Individuals”) are subject to certain additional limitations on their Securities trading activity under Section 16 of the Exchange Act. Appendix B, which appendix may be amended from time to time, details these limitations.
13.Post-Termination Transactions. Please keep in mind that the prohibitions against trading on the basis of material nonpublic information will continue to apply following a Company director’s or a Company employee’s or contractor’s departure from the Company for so long as the applicable individual is in possession of material, nonpublic information about the Company and the entities set forth in Section 1.A., including Competitors. As such, if Company directors and Company employees and contractors are in possession of such material nonpublic information upon termination of employment or service, such individuals may not trade in UAL Securities or Securities of the entities set forth in Section 1.A. until that information has become public or is no longer material. In addition, if a blackout period is in effect applicable to a Company director or a Company employee or contractor at the time such person ceases to be affiliated with the Company, such individual is expected to abide by the applicable trading restrictions until the blackout period lapses.
14.Definitions.
“beneficial ownership” includes all UAL Securities from which the person has the opportunity, directly or indirectly, to profit or share in any profit (whether or not the Securities are owned outright). This generally would include, but may not be limited to, UAL Securities owned by the person, by his or her spouse, children or other relatives sharing his or her home (considered “immediate family” under the applicable rules), by a partnership of which the person is a partner, by a corporation in which the person has a controlling interest or for which the person has investment authority or by a broker in street name. Trust arrangements are governed by complicated rules. If UAL Securities are held in a trust for the person’s (or a spouse’s or other relative’s) benefit, or for which the person or his or her spouse is a trustee or has investment authority, the person should check with the Corporate Secretary’s Office to determine whether the UAL Securities in the trust should be treated as beneficially owned by the person.
“Securities” refers to all securities, including, without limitation, common and preferred stock (including shares held in 401(k) plans), debt securities, convertible debentures, warrants and any other types of securities and puts, calls, warrants, options and similar derivative securities relating to such securities.
“Trading Day” shall mean any day on which the Nasdaq Stock Market is open for trading.
“UAL Securities” refers to all Securities of United Airlines Holdings, Inc., United Airlines, Inc. and their respective subsidiaries.
“UAL Stock” refers to the common stock of United Airlines Holdings, Inc.
If you have any questions, concerns or uncertainty about the application of the Securities Trading Policy, you should consult with the Chief Legal Officer of the Company or the Corporate Secretary’s Office.

Appendix A
In addition to Company directors, Company officers and members of the Disclosure Council, certain management and administrative employees in the following Divisions must comply with the Annual and Quarterly Earnings Results Blackout Periods described in this Securities Trading Policy. The Company officers in charge of the Divisions listed below are responsible for advising the Corporate Secretary’s Office from time to time of the names of their employees who are likely to have access to material nonpublic information as part of their job duties (the “Designated M&A Employees”).
Airport Operations and Cargo
Corporate Communications
Corporate Development
Corporate Secretary’s Office
Financial Reporting
Financial Planning and Analysis
Flight Profitability System
Government Affairs
Human Resources
Internal Audit
Investor Relations
Labor Relations
Legal Department
Office of the CEO
Passenger Revenue Accounting
Procurement
Global Network Planning
Pricing & Revenue Management
Tax
Treasury
Worldwide Sales

Appendix B
Introduction.
Section 16 Individuals are subject to Section 16 of the Exchange Act, requiring public disclosure of their transactions in UAL Securities and imposing restrictions on their ability to buy and sell those Securities. These restrictions are in addition to the antifraud provisions imposed by Rule 10b-5 and Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), under which any public sales by Section 16 Individuals should be made.
The Company has established certain policies, described below, to assist Section 16 Individuals in fulfilling their responsibilities under the securities laws, to minimize the chances of an inadvertent violation of law and to avoid undue criticism of trading activities by Section 16 Individuals. Section 16 Individuals are strongly encouraged to consult with the Corporate Secretary’s Office on questions regarding the applicability of these policies and requirements to particular situations.
1.Section 16 and Rule 144 Filings.
A.Section 16(a).
Section 16(a) requires Section 16 Individuals to disclose publicly (by filing prescribed reports with the SEC and the applicable national securities exchange) the number of UAL Securities in which they have any beneficial ownership, the nature of that ownership, and any changes that occur. These reports are described briefly in Appendix C. If you acquire or dispose of any UAL Securities, or otherwise change the nature of your beneficial ownership of UAL Securities (e.g., you transfer UAL Stock from your own name to your spouse’s name), a Form 4 will have to be filed within 2 business days after the transaction occurs, subject to limited exceptions. The failure to file the reports when required could result in fines or other sanctions against you personally and/or the Company. In addition, United Airlines Holdings, Inc. is required to disclose in its Proxy Statement and Form 10-K the names of those Section 16 Individuals who have not made the requisite filings in a timely manner.
Although the SEC rules impose this filing obligation on you personally, it is Company policy to prepare and file these reports on behalf of Section 16 Individuals. To ensure compliance with the applicable law and policies, the Company requires that all of your SEC filings be processed through the Corporate Secretary’s Office. Subsequent to pre-clearing a transaction as described in the Securities Trading Policy, please advise the Corporate Secretary’s Office of the specific terms of the transaction as soon as possible, but in any event no later than the same day on which it occurs or is initiated to enable the Company to prepare the necessary forms within the prescribed time periods.
As indicated above, the Corporate Secretary’s Office will file the reports for you, but you are responsible for notifying the Corporate Secretary’s Office of any activities that may trigger a filing requirement. It is important to remember that a change of beneficial ownership occurs not only upon a purchase or a sale but also upon any other acquisition or disposition of UAL Securities. Some of the kinds of activities that may trigger a report filing include: the acquisition or disposition of UAL Securities as a gift or inheritance; or a charitable contribution of UAL Securities.
If you leave the Company, these filing requirements may continue to apply for up to six months following your departure. If following your departure, you have any purchases or sales occurring within a period of six months of any non-exempt “opposite-way transactions” involving UAL Securities entered into while you were a Section 16 Individual, then you must notify the Company no later than the same day on which this transaction occurs or is initiated and the Company will make the required Section 16 filing for you. By way of example:
If you purchase shares of UAL Securities on May 15 and subsequently terminate your affiliation with the Company effective June 15, any sales of those shares until November 15 must be reported on a Form 4.
B.Rule 144
Under Rule 144 of the Securities Act, Section 16 Individuals are required to file a Form 144 before making certain open market sales of UAL Securities. Appendix C provides a summary of the relevant provisions of Rule 144. Please note that Form 144 filings are due no later than the time a sell order is placed with a broker.
2.Trading Restrictions (Section 16(b) and 16(c)).
A.Short-Swing Profits. Under Section 16(b) of the Exchange Act, you are automatically liable to the Company for any “profit” that you realize from any non-exempt purchase and sale, or any sale and purchase (it does not matter which comes first), of UAL Stock or certain related UAL Securities within any period of less than six months of each other. This is commonly referred to as the “short-swing profit” rule. This is a strict liability provision meaning that Section 16 Individuals will be liable despite any mistake of fact, the exercise of good faith or the absence of material nonpublic information. It is not necessary that you be a Section 16 Individual at the time of both purchase and sale; the rule will take effect if you are a Section 16 Individual at the time of the first transaction.
Generally, the amount of “profit” is calculated in a way that maximizes your liability. Thus, when you sell, the sale price is matched against the lowest purchase price you paid in the previous six months; when you buy, the purchase price is matched against the highest sale price you received in the previous six months. For example, suppose you buy 100 shares at $160 on August 1 and another 100 shares at $170 on September 14. If you then sell 100 shares at $168 on September 30, you will have realized an $800 “profit.”
Certain kinds of transactions may be exempt from the application of this rule, such as bona fide gifts and stock and option grants under the Company’s equity incentive plans. Elections to use stock to pay taxes and/or exercise prices in connection with awards under these plans generally are exempt if made on a six-month advance basis. Changes to and revocations of these elections are subject to the same rules.
B.Short Sales and Sales Against the Box. Under Section 16(c) of the Exchange Act, it is unlawful for you to sell UAL Securities that you do not own (a “short sale”) or, if you do own it, to fail to deliver it within specified time periods upon sale (a sale “against the box”). The simultaneous irrevocable exercise of a stock option and sale of the underlying shares generally is exempt from this requirement, but is not exempt from the reporting requirements. Please note, while the exercise of an option will not ordinarily be matched with a simultaneous sale of the underlying shares for purposes of the short-swing trading provisions, such sale may be matched against other purchases that occur within six months of such sale.

Appendix C
I.Securities Act Rule 144. Rule 144 applies to all open market sales of UAL Securities by any “affiliate” of United Airlines Holdings, Inc. An affiliate is a person who, directly or indirectly, has or shares the power to direct or cause the direction of the overall management and policies of United Airlines Holdings, Inc. Section 16 Individuals would ordinarily be considered affiliates (as well as former affiliates in the last 90 days) for this purpose. The relevant provisions of this rule are as follows:
-Manner of Sale. The sale of UAL Securities by an affiliate must be made in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission and with no solicitation of the buy order.
-Notice of Proposed Sale. If the amount of UAL Securities proposed to be sold by an affiliate during any three month period exceeds 5,000 shares or other units or has an aggregate sales price greater than $50,000, the affiliate must file a notice of sale with the SEC and the applicable national securities exchange on Form 144 not later than the time the sell order is placed with the broker. The timing of this filing is one reason why it is critical to coordinate your sale transactions with the Corporate Secretary’s Office before the order is placed. If you are a Rule 144 affiliate, you are responsible for ensuring that your broker prepares your Form 144.
-Volume Limitations. The amount of UAL Securities sold in any three month period is limited to one percent of the class of UAL Securities outstanding or the average weekly reported trading volume for the class for the four weeks prior to the transaction, whichever is greater.
-Current Public Information. United Airlines Holdings, Inc. must be current in its reporting obligations under the Exchange Act.
II.Exchange Act Reports. Three different kinds of Exchange Act reports are applicable to Section 16 Individuals:
-Form 3. This is an initial report, which must be filed within 10 days after becoming a Section 16 Individual. It is used to report all UAL Securities that are deemed equity securities (“UAL Equity Securities”) for which beneficial ownership is attributed to a Section 16 Individual. As to this and the other Exchange Act reports described below, it may be appropriate in limited circumstances to disclaim beneficial ownership of UAL Equity Securities owned directly by others.
-Form 4. This form is used to report: (i) all changes in beneficial ownership of UAL Equity Securities not exempt from the trading restrictions of Section 16(b); (ii) any exercise or conversion of a derivative security; and (iii) any transaction with the issuer (e.g., stock option grants) exempt under paragraphs (d), (e) and (f) of Rule 16b-3. A Form 4 must be filed within two business days of the transaction. The form is also used to report voluntarily those changes in beneficial ownership that do not need to be reported until the year-end Form 5 is due. Please note that most of your transactions will have to be reported on a Form 4, including gifts.
-Form 5. This form is filed annually to report all changes in beneficial ownership of UAL Equity Securities that were not otherwise reported during the prior year on Form 4. If required to be filed, the Form 5 must also indicate total beneficial ownership as of the end of the fiscal year. Most of these changes in beneficial ownership must be reported on Form 4 within two business days. The Form 5 must be filed no later than the 45th day after the end of the fiscal year (February 14th).